Exhibit 10.23

AGREEMENT

Dated as of July 1st, 2025

Between

Odysight.ai Inc. having a registered offices in 112 North Curry St. Carson City, Nevada 89703 (hereinafter the “Company”)

and

Dr. Carlo Papa (P.IVA * * *) resident in – * * *

(hereinafter the “Director”, who with the Company, are collectively referred to hereunder as the “Parties”)

WHEREAS

●	The Company is a pioneer in leveraging a cutting-edge visualization platform and artificial intelligence for Industry 4.0 markets, including aviation, energy, mobility, and transportation. The company, along with its affiliates, has developed an innovative solution featuring vision-based sensors designed to be installed in hard-to-reach critical locations while withstanding extreme environmental conditions. The Company’s cloud-secured solutions enable real-time anomaly detection and the anticipation of maintenance trends through advanced data analytics and artificial intelligence models;

Dr. Papa is a senior fellow at Columbia University Center on Sustainable Investments, has gained more than twenty-five years’ experience in the energy sector with a focus on innovation, climate and sustainability;

●	The Company has announced the setup of a European entity, and the board of directors of the Company have determined that the incorporation place of such entity shall be Italy. The purpose of the Italian entity is in accordance with the Company’s mission to become the industry standard for real time, visual based, health monitoring using AI/ML data analytics. Though expanding the Company’s footprint and portfolio geographically and diversify its portfolio into new verticals through development, production, commercial and marketing of its technology and products on the European markets (the “Sole Shareholder”);

●	The Company has nominated by its board resolution from September 16, 2024, Dr. Papa as the suited Director to Chair the Company European subsidiary, Odysight.ai EU;

●	Dr. Papa has expressed his interest in accepting said position, provided this is done within the framework of this agreement, without the obligation of set working hours or subordination;

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THE PARTIES HEREBY AGREE AS FOLLOWS

IN A WHOLE AND INDIVISIBLE AGREEMENT

The recitals form an essential part of this (the “Agreement”).

I.	SCOPE

1.	The scope of the collaboration agreement shall comprise and entail the activities and actions in the capacity as the Odysight.ai EU’s President and Legal Representative.

This collaboration agreement is of an autonomous nature, with the express exclusion by the Parties of any subordination and working hours constraints. The performance is aimed at achieving the result, even partial, of the activities outlined in this Agreement, in compliance with the requirements necessary to carry out the functions according to the needs of the Odysight.ai EU and the Sole Shareholders as well as according to the bylaws and powers to be granted him by the Board of Directors.

II.	FEES

2.	The fees for the collaboration agreement shall be structured as follows:

Fixed remuneration in the amount of €120.000,00 annual gross, which shall be paid in deferred monthly instalments, each for an amount equal to €10.000,00 per month, via bank transfer to the bank account held by the Director.

III.	COMPANY PROPERTY– POLICIES

3.	In order to facilitate the Director activities, the Company shall provide him with a mobile phone, tablet and connections. The use of said company equipment must comply with the Company’s policies and rules in force from time to time.

4.	The Company shall provide a leased or long-term rental car at no cost -model “E+J EU-UNECE Standard” at a maximum monthly instalment of €1.500,00 ex vat - for business and personal use covering all cost including fuels.

5.	The Company shall also have the Director included in its D&O policy attached, as applicable for the Company’s top management and board members, and will also purchase the following insurance in his favour within 10 business days post Odysight.ai EU incorporation via Prof. Sigillo Studio Pessi as for the attached mandate:

(i)	A healthcare insurance policy covering the immediate family suited for a senior executive Director in said position.

(ii)	A second pillar social security insurance policy suited for a senior executive in said position;

(iii)	With respect to the fixed remuneration, a policy that will cover the difference of the value between the contribution in favour of the AGO social security scheme and the contribution to INPS separate social security scheme.

(iv)	A life insurance policy that guarantees in the event of death in the first three years of collaboration, the heirs shall receive the amount of 3 years of fees indicated in section 2a) above.

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6.	Upon the termination of the relationship, except where this is attributable to the Director, termination fees in the amount of the 25% of the fixed remuneration paid for each year the Director held the position. The Director shall not be entitled to receive such compensation/termination fees in case of termination due to “Cause” (as defined hereunder) or just cause pursuant to art. 2119 of Italian Civil Code.

The term “Cause” means: (i) breach of trust by Director, misappropriation of the Company’s or Odysight.ai EU’s property, engagement in competing activities or any material breach of Director’s undertakings and representations towards the Company or Odysight.ai EU, including according to this Agreement, provided, however, that the Director has not cured such breach (if remediable) within 7 days following a notice sent to Director by the Company; or (ii) Director’ indictment for a criminal offense.

7.	The Company shall reimburse the director for all necessary and customary business expenses incurred by the Director in connection with the rendering of the service hereunder upon submission of documented reimbursement requests. As for travel all services should be provided by the Company in line with Company policy.

IV.	DURATION

8.	This Agreement shall come into force on July 1, 2025 (“Effective Date”) and it will last for two years, until the approval of financial statements for 2026 (“Expiry Date”).

9.	Retention Period: The Parties agree to a minimum retention period for the position in the interest of the parties of two years, with the undertaking by the Director not to terminate from the position for said entire term unless requested in writing by the Company. During the retention period, in case of early termination due to the Director, except for just cause, he will be required to pay the Company a penalty equal to 3 months of the fixed remuneration. During the retention period:

(a)	In the event of early termination by the Company in the following circumstances and except for in circumstances of “just cause” pursuant to art. 2119 of Italian Civil Code or “Cause” (as defined above) whichever is the broader term: (i) structure change and/or (ii) termination of the Company’s activity and/or (iii) force majeure;

(b)	or In the event that the Director resigns at the written request of the Board,

the Director shall be paid an incentive to leave equal to the remaining period of the two years of the fixed remuneration paid (the “Incentive”).

The Director shall not be entitled to receive the Incentive in case of termination due to “just cause” pursuant to art. 2119 of Italian Civil Code or “Cause” (as defined above).

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V.	NON-COMPETE UNDEERTAKING

10.	During the term of the Agreement and for a 3 months’ period after the termination of this Agreement, the Director undertakes on his own behalf or directly, throughout the territory of the European Union, not to participate in any kind of activity that could be in competition with the business of the Company or of Odysight.ai EU in respect of its business scope and activities. The Company undertakes to pay the Director a consideration for the above non-compete undertaking of 3 monthly instalments of the fixed remuneration paid to the Director (except for in circumstances termination due to “just cause” pursuant to art. 2119 of Italian Civil Code or “Cause” (as defined above). In case of violation of this non-competition obligation by the Director, he will be required to pay the company a penalty equal to double the amount he received without derogating from any other remedy the Company may have due to such breach.

11.	The non-compete consideration shall be paid in advance within 10 business days of the termination of the relationship.

VI.	CONFIDENTIALITY AND OWNERSHIP OF INTELLECTUAL PROPERTY

12.	The Director shall execute in parallel to this Agreement an undertaking to confidentiality and assignment of intellectual property, in a form similar to the one executed by other officers and directors in the Company.

VII.	GENERAL

13.	Unless required to do so under Italian law, the Parties undertake to keep all aspects regarding the performance and/or the end of the relationship fully private and confidential, which if disclosed could harm either Party, including with respect to their image; they also undertake not to make statements and/or communications to news outlets, or disclose information regarding facts and/or situations that could be misconstrued with respect to the actual personal reasons leading to the end of the relationship, including therein the contents of this Agreement. If it is deemed necessary for one of the Parties to publish a denial, rectification and/or clarification, the content thereof must be agreed on in advance with the other Party to the extent they are impacted or involved.

14.	In the event a dispute arises out of or in relation to the interpretation and/or performance of this Agreement, it shall be escalated to an Arbitration Panel comprising three members, two of whom shall be appointed by the Parties as one each, and the third by said two arbitrators or if no agreement is reached in said respect, by the Chairman of the Courts of Rome. The Arbitration shall be binding and the procedure located in Rome. The award shall be issued in accordance with law.

15.	All the clauses set forth hereunder are indivisible and binding on both the Parties hereto.

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IN WITNESS HEREOF, the parties have executed this Agreement as of the date first above written.

Odysight.ai Inc.	Director

/s/ Yehu Ofer /s/ Einav Brenner	/s/ Carlo Papa
Name and Title: Yehu Ofer, CEO / Einav Brenner , CFO	Name of Director: Dr. Carlo Papa

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